EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(3)
(Form Type)

NIO Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.00025 per share	457(q)	–	–	–	.0000927	–
Fees Previously Paid	–	–	–	–	–	–		–
	Total Offering Amounts							–
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							–

(1)        Relates to the registration on Form F-3 (File No. 333-239047) filed by the Registrant. An indeterminate amount of securities is being registered for market-making purposes by affiliates of the Registrant. Pursuant to Rule 457(q) under the U.S. Securities Act of 1933, as amended, no filing fee is required.